Exhibit 10.1

CONSULTING AGREEMENT AND RELEASE

This Consulting Agreement and Release (the “Agreement”) is entered into as of March 11, 2011, by and between Dynegy Inc. (the “Company” or “Dynegy”), and Holli C. Nichols (“Ms. Nichols”).

WHEREAS, Ms. Nichols announced her resignation on the February 21, 2011 and agrees to conclude her employment relationship with the Company effective March 11, 2011;

WHEREAS, the Company and Ms. Nichols wish to reach a new consulting arrangement effective March 12, 2011 and continuing through May 12, 2011;

NOW THEREFORE, for full consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Ms. Nichols agree as follows:

1.
Definitions.  “Ms. Nichols” as used in this Agreement means Holli C. Nichols, her spouse (if any), and her family members, heirs, devisees, legatees, executors, administrators, successors, assignees, agents, representatives, businesses, insurers, subrogees, attorneys and all persons or entities claiming through Ms. Nichols and her spouse (if any), family members, heirs, devisees, legatees, executors, administrators, successors, assigns, agents, representatives, businesses, insurers, subrogees and attorneys.

“Dynegy” or “Company” as used in this Agreement means Dynegy Inc. and any of Dynegy Inc.’s successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, current and former officers and directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders, attorneys and all persons or entities claiming through its successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, current and former officers and directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders and attorneys.

2.
Effective Date.  The Agreement will become final, binding and enforceable on the eighth day after Ms. Nichols signs the Agreement, assuming that she does not revoke the Agreement during the seven (7) day revocation period.

3.
Consulting Arrangement.  Ms. Nichols’ employment with Company will end effective March 11, 2011.  Beginning March 12, 2011, Ms. Nichols will serve as a consultant for the Company on an as-needed basis until May 12, 2011 (“Consulting Period”).  Ms. Nichols agrees to provide consulting services, assistance and relevant knowledge and/or information to the Company with respect to any financial, operational, commercial or other matters as requested by the Company’s Board of Directors, CEO, or Executive Management Team through the end of the Consulting Period.  The Company agrees to reimburse Ms. Nichols for any reasonable out-of-pocket expenses associated with providing this consulting service.

4.
Payment.  Ms. Nichols and the Company agree that in exchange for all of her promises within this Agreement and her execution of this Agreement, the Company shall remit to Ms. Nichols a lump-sum cash payment of $250,000.00 (two-hundred and fifty thousand dollars and no cents), less all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes, paid on the first business day following seven (7) days after Ms. Nichols’ execution of this Agreement.

Ms. Nichols acknowledges that this payment is money to which she is not otherwise entitled absent execution of this Agreement, and that she separately has been paid all wages, bonuses, vested equity awards, and commissions owed to her.  Ms. Nichols further acknowledges that (a) her employment termination is a voluntary resignation and, as such, she is not entitled to any severance benefits under the Dynegy Inc. Executive Severance Pay Plan or the Dynegy Inc. Executive Change in Control Severance Pay Plan, and all of her outstanding, unvested equity awards as of March 11, 2011 shall be forfeited pursuant to the terms of the applicable Dynegy long term incentive plans and grant agreements; and (b) her employment termination shall be treated as a voluntary resignation under Dynegy’s other benefit plans and programs.

MUTUAL RELEASE

In consideration of the payment set forth in “Paragraph 4 – Payment” above, payment to which Ms. Nichols is not otherwise entitled, and the sufficiency of which she acknowledges, Ms. Nichols hereby KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES the Company from any and all rights, claims, debts, liabilities, demands, obligations, promises, acts, agreements, grievances, arbitrations, defenses, actions and causes of action, and/or damages (including, but not limited to, liquidated and/or punitive damages, back pay, front pay, benefits, wages, unvested equity, including restricted stock, phantom stock units, stock options, and performance unit awards, taxes, compensation, monies, injunctive relief, interest, liabilities, costs, expenses, claims and attorney’s fees), whether in law or in equity, whether known or unknown, suspected or unsuspected, that are based upon facts occurring on or prior to the date of Ms. Nichols’ signing of this Agreement, including, but not limited to, any matter or action related to her employment with, separation from, and/or affiliation with the Company, including, but not limited to, any claims pursuant to the Texas Labor Code, Chapter 22; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1966, 42 U.S.C. §§ 1981, 1983 and 1985; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 621, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended by the Older Workers’ Benefit Protection Act of 1990; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; the Fair Labor Standards Act, 42 U.S.C. § 201, et seq.; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; Executive Order 11246; Veteran’s Employment and Reemployment Rights Act; Uniformed Services Employment and Reemployment Rights Act; Rehabilitation Act; Sarbanes Oxley; the Genetic Nondiscrimination Act, the Fair Credit Reporting Act, and all other federal, state or local laws or regulations.  This release by Ms. Nichols also includes, but is not limited to, any claims for breach of oral or written express or implied contract (excluding claims regarding the obligations in this Agreement), promissory estoppel, quantum meruit, any claims regarding the Dynegy Inc. Executive Severance Pay Plan, the Dynegy Inc. Executive Change in Control Severance Pay Plan, Dynegy’s long term and short term incentive plans and any grants, agreements or awards made to/with Ms. Nichols under those plans, the Dynegy Inc. 401(k) Savings Plan, the Dynegy Inc. Retirement Plan, the Dynegy Inc. Restoration 401(k) Savings and Pension Plans, and Dynegy’s health and welfare plans and programs, any claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims); any claims growing out of any legal restrictions on the Company’s right to terminate its employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim; any claims for workers compensation, wages or any other compensation other than any pending workers’ compensation benefits claim;

Nothing in this Agreement shall be construed to restrict or prevent Ms. Nichols from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in an investigation or proceeding conducted by the EEOC.  This Agreement does not impose any condition precedent, any penalty or any other limitation adversely affecting Ms. Nichols’ right to file a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC or to participate in any investigation or proceeding conducted by the EEOC.  However, Ms. Nichols understands and recognizes that even if a charge is filed by her or on her behalf with an administrative agency, she will not be entitled to any damages or payment of any money relating to any event which occurred prior to her execution of this Agreement.

Ms. Nichols is not waiving (i) any rights or claims that may arise after she executes this Agreement, (ii) any rights or claims related to vested equity awards or vested medical, dental, vision, 401(k) and pension benefits, “qualified” or non-qualified, under any of the Company’s applicable employee benefit plans, (iii) her rights to indemnification as an officer and director of the Company to the full extent provided by the Company’s bylaws certificate of incorporation, and any applicable insurance or (iv) anything not waivable as a matter of law.

In consideration for the services provided in Section 3 – “Consulting Arrangement,” the Company hereby KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES Ms. Nichols from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Ms. Nichols employment relationship with the Company.  Notwithstanding the foregoing or anything to the contrary, however, this release shall not include a release of any claims for gross negligence or fraudulent, criminal or willful misconduct.  Additionally, this release shall not include a release of any claims related to Ms. Nichols services performed under Section 3 – “Consulting Arrangement.”

ACKNOWLEDGEMENTS

1.
2010 Short Term Incentive Payment.  On or about March 11, 2011, provided that the Compensation and Human Resources Committee of the Company’s Board of Directors exercises its exclusive discretion and awards a Short Term Incentive payment for the 2010 performance year, the Company will pay Ms. Nichols the amount of such award as determined by the Compensation Committee, less all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes.  Ms. Nichols shall not be eligible for or entitled to any Short Term Incentive payment for the 2011 performance year or beyond.

2.
Confidential and Proprietary Information.  Ms. Nichols acknowledges that during her employment with the Company and while performing services under this Agreement, she had, has or will have access to confidential and proprietary business information that constitutes valuable and unique property of the Company.  For purposes of this Agreement, “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets, including those of any subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, but is not limited to, the information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including  services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Ms. Nichols acknowledges that the Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset of the Company, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company.

Ms. Nichols acknowledges that disclosure of this information would cause substantial and irreparable harm, loss of goodwill, and injury to the Company.  Ms. Nichols agrees that she will not directly or indirectly disclose or use any confidential or proprietary information or documents relating to the Company.

3.
Negative Comments.  Ms. Nichols and Company agree that they will not make any public comments, either written or oral, which could be construed as negative concerning the other to any third party.  For purposes of this Agreement, comments by the Company are intended to include comments made by the Company through its Public Relations and Investor Relations departments.

4.
Cooperation.  Ms. Nichols agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Ms. Nichols’ employment by the Company.  Such cooperation includes, without limitation, Ms. Nichols being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse Ms. Nichols for reasonable out-of-pocket expenses that she incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate her scheduling needs.  In addition, Ms. Nichols agrees to execute all documents (if any) necessary to carry out the terms of this Agreement.

5.
Resignation as Officer or Director.  Ms. Nichols agrees that her resignation announced on February 21, 2011, and effective March 11, 2011, includes the resignation from any position she may hold as an officer or director of the Company or any of its affiliates or subsidiaries, and will provide the Company with any documentation it deems necessary to effectuate such resignation(s).

6.
Twenty-One (21) Days to Consider.  The Company advises Ms. Nichols to consult with an attorney of her choice regarding this Agreement.  The Company advises Ms. Nichols that she has at least 21 calendar days from the date she receives this Agreement within which to consider whether to accept the payment specified in paragraph 4 above and sign this Agreement.  The Company advises Ms. Nichols that she may voluntarily choose to sign the Agreement earlier, but is not required to do so.  Ms. Nichols accepts the terms of this Agreement as fair and equitable under all the circumstances, voluntarily executes this Agreement, and acknowledges that she has entered into this Agreement knowingly, voluntarily, and without threat or duress and is not induced to enter into the Agreement by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.  The Company advises Ms. Nichols that she does not become entitled to receive the payment specified in “Paragraph 4 – Payment” above unless she signs and returns this Agreement to the Vice President, Human Resources, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, within 22 calendar days after she receives this Agreement.  Ms. Nichols received this Agreement on March 1, 2011.

7.
Seven (7) Days to Revoke.  The Company hereby advises Ms. Nichols that she has seven (7) calendar days after signing this Agreement to revoke (cancel) this Agreement.  The Company advises Ms. Nichols that this Agreement will not become effective or enforceable until the revocation (cancellation) period has expired. The Company advises Ms. Nichols that to revoke (cancel) this Agreement, she must submit her revocation (cancellation) in writing to the Vice President, Human Resources, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, before the expiration of the seven (7) day period and any and all originals or copies of the Agreement must be returned to the Vice President, Human Resources at the time of revocation (cancellation).

8.
Separate Counsel.  The Company, hereby advises Ms. Nichols to consult with an attorney.  Ms. Nichols acknowledges that she has had the opportunity to consult with counsel of her choice.  In the event Ms. Nichols does consult with an attorney before executing this Agreement, Ms. Nichols acknowledges that she is relying upon the advice of an attorney of her own choosing, who, prior to Ms. Nichols’ signing of the Agreement, has carefully and fully read and explained the Agreement and the effect of signing this Agreement.

9.	Non-Admission. This Agreement is not an admission by either Ms. Nichols or the Company of any wrongdoing or liability.

10.
Non-Assignment.  Ms. Nichols and the Company further covenant and warrant that Ms. Nichols and the Company have not assigned nor transferred to any person any portion of any claims that are released in this Agreement.

11.	General Provisions.

This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter of this Agreement.  This Agreement expresses the full terms upon which the Company and Ms. Nichols will conclude the employment relationship.  There are no other representations or terms relating to the employment relationship or the conclusion of that relationship or the consulting arrangement other than those set forth in writing in this Agreement.  Ms. Nichols hereby represents and acknowledges that in executing this Agreement, she does not rely and has not relied upon any representations or statements made by any of the parties, agents, attorneys, employees, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

This Agreement shall be construed and enforced according to the laws of the State of Texas.  Ms. Nichols and the Company each hereby submit to the personal jurisdiction of, and venue in, the federal and state courts in and for the City of Houston, County of Harris, and State of Texas for any actions arising out of or relating to this Agreement.

No attempted modification or waiver of any of the provisions of this Agreement shall be binding on either party unless in writing and signed by both Ms. Nichols and the Company’s Vice President, Human Resources.

Ms. Nichols agrees that this Agreement is written in a manner calculated to be understood by her, that she in fact understands the terms, conditions and effect of this Agreement, and that she knowingly and voluntarily enters into this Agreement.

Dynegy Inc.

By:	/s/ Kent R. Stephenson	Date:	March 8, 2011

Holli C. Nichols

By:	/s/ Holli C. Nichols	Date:	March 8, 2011